UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2017

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Wilshire Boulevard, Suite 1275 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 484-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Agreement.

On March 3, 2017, ITUS Corporation (the “Company”) commenced a rights offering to its stockholders (“Rights Offering”). Pursuant to the Rights Offering, the Company has distributed, at no charge to holders of record of the Company’s common stock and certain warrants as of March 1, 2017 (the “Record Date”), non-transferable subscription rights to purchase up to an aggregate of $12,000,000 worth of shares of common stock, at a purchase price equal to the lesser of (i) $3.24 (in which case 3,703,703 shares may be sold) and (ii) a 15% discount to the volume weighted average price for our common stock for the five trading day period through and including Friday, March 24, 2017, all as set forth in a prospectus supplement filed on March 6, 2017 with the Securities and Exchange Commission (the “Prospectus Supplement”).  Each stockholder of record on the Record Date received one right for each one share of common stock held by the stockholder (or in the case of certain warrant holders, one right for each share that their warrant is exercisable for). Each right entitles the holder to purchase one share of our common stock, subject to proration. In connection with the Rights Offering, the Company entered into a Dealer Manager Agreement (the “Agreement”) with Advisory Group Equity Services, Ltd. doing business as RHK Capital (“RHK”).

Dealer Manager Services

Pursuant to the Agreement, the Company engaged RHK as the exclusive dealer-manager in connection with the Rights Offering. Under the terms and subject to the conditions contained in the Agreement, RHK will provide marketing assistance and advice in connection with Rights Offering, respond to requests for information and materials relating to the Rights Offering in coordination with the information agent and, in accordance with customary practice, solicit the exercise of the subscription rights and subscriptions for the Rights Offering and enter into selected dealer agreements with other registered broker-dealers in connection with the Rights Offering.  As compensation for its dealer manager services, the Company will pay to RHK a cash fee of 6.0% of the proceeds of the Rights Offering, plus a 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the Rights Offering.

The sale by the Company of the shares in the Rights Offering and the Agreement in general is subject to customary closing conditions, including the absence of any material adverse effect on the business, general affairs, management, financial position, stockholders’ equity or results of operations of the Company.

Pursuant to the Agreement, the Company has also agreed to indemnify RHK and its affiliates against certain liabilities arising under the Securities Act of 1933, as amended. RHK will not underwrite and is not otherwise obligated to purchase any of the securities to be issued in the Rights Offering and does not make any recommendation with respect to such securities.

If all of the shares are sold, the Company expects the net proceeds from the offering to be approximately $11 million, after deducting dealer manager commissions, fees and estimated offering expenses.

A copy of the Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
5.1	Opinion of Ellenoff Grossman & Schole LLP
10.1	Dealer Manager Agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2017

ITUS CORPORATION

By:	/s/ Robert A. Berman
Name: Robert A. Berman
Title: President and Chief Executive Officer

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